CHORDIANT SOFTWARE RECEIVES NASDAQ
LETTER OF NON-COMPLIANCE

CUPERTINO, CALIFORNIA - August 15, 2006 -- Chordiant Software, Inc. (Nasdaq: CHRD)  today announced that it will request a hearing before the NASDAQ Listing Qualifications Panel in response to the receipt of a NASDAQ staff determination letter yesterday notifying Chordiant that it was not in compliance with the continued listing requirements set forth in NASDAQ Marketplace Rule 4310(c)(14). As anticipated, the letter was issued in accordance with NASDAQ procedures when Chordiant's Form 10-Q for the quarter ended June 30, 2006 was delayed. Pending a decision by the NASDAQ Listing Qualifications Panel, Chordiant's common stock will remain listed on the NASDAQ Global Market.

As previously announced on July 24, 2006, the audit committee of the Company's board of directors is conducting an independent review of Chordiant's historical stock option grant practices and related accounting.

About Chordiant Software, Inc.

Chordiant solutions and services help major enterprises around the world deliver the best possible customer experience. Unlike traditional business applications, Chordiant Customer Experience (Cx) solutions blend insight with agile business strategies and decisions to uniquely understand the customer's behavior. This deeper understanding develops a lasting, one-to-one relationship that aligns the most appropriate value proposition to each consumer. With Chordiant Cx solutions, customer loyalty, operational productivity and profitability reach unprecedented levels of return.

Chordiant is headquartered in Cupertino, California.

Chordiant and the Chordiant logo are registered trademarks of Chordiant Software, Inc. The Customer Experience Company and Cx are trademarks of Chordiant Software, Inc. All other trademarks and registered trademarks are the properties of their respective owners.

Chordiant Investor Relations Contact:
Steve Polcyn
Chordiant Software, Inc.
(408) 517-6282
steve.polcyn@chordiant.com